AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                            REGISTRATION STATEMENT NO. 333-45469

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                      FORTUNE NATURAL RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                      1311                    95-4114732
      (State of other         (Primary Standard Industrial    (I.R.S. Employer
jurisdiction of incorporation  Classification Code Number)   Identification No.)
      or organization)

                         515 WEST GREENS ROAD, SUITE 720
                              HOUSTON, TEXAS 77067
                                 (281) 872-1170
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              DEAN W. DRULIAS, ESQ.
                      FORTUNE NATURAL RESOURCES CORPORATION
                         515 WEST GREENS ROAD, SUITE 720
                              HOUSTON, TEXAS 77067
                                 (281) 872-1170
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                               JOHN W. MENKE, ESQ.
                       BOYER, EWING & HARRIS INCORPORATED
                                THE COASTAL TOWER
                         NINE GREENWAY PLAZA, SUITE 3100
                              HOUSTON, TEXAS 77046
                                 (713) 871-2025

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: As soon as practicable after
                 this Registration Statement becomes effective.
                         ------------------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ------------------------------

                      FORTUNE NATURAL RESOURCES CORPORATION
                                 EXCHANGE OFFER
                      SUPPLEMENT NO. 1 TO PROSPECTUS DATED
                                FEBRUARY 12, 1998



         Fortune Natural Resources Corporation ("Fortune" or the "Company") hereby amends its Prospectus dated February 12, 1998, pursuant to which the Company made an offer to the holders of its public warrants and certain unit purchase warrants as defined in such Prospectus (collectively "Old Public Warrants") to exchange such Old Public Warrants for New Warrants. The purposes of the amendment are to extend the expiration date of the Exchange Offer and to report the sale of the Company's interest in a major property. This supplement must be read in conjunction with the Prospectus, a copy of which was recently forwarded to each warrantholder. Capitalized terms not otherwise defined herein have the meaning set forth in the Prospectus.


EXTENSION OF EXPIRATION DATE

         The Expiration Date of the Exchange Offer, which was previously set to expire at 5:00 P.M. New York City time on March 31, 1998, has been extended to 5:00 P.M. New York City time on April 15, 1998, unless further extended by the Company. As of about mid-day on March 31, 1998, 1,752,513 Old Public Warrants have been tendered to the Company in connection with the Exchange Offer. This represents 89% of the total Old Public Warrants subject to the Exchange Offer.

         All other terms and conditions of the Exchange Offer remain the same as set forth in the Prospectus.

         To the extent any warrantholder has previously tendered any Old Public Warrants in the Exchange Offer, the tendering Warrantholder is entitled to rescind his or her tender by written notice to the Exchange Agent as set forth in "The Exchange Offer - Withdrawal Rights" in the Prospectus. If such tender is not rescinded by 5:00 P.M., New York City time, April 15, 1998, it will be deemed accepted.





                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" IN THE PROSPECTUS.

          THIS EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,
                                 APRIL 15, 1998.


  THE DATE OF THIS SUPPLEMENT NO. 1 TO THE PROSPECTUS IS ______________, 1998.


                                       S2-1

SALE OF EAST BAYOU SORREL

         On March 31, 1998, Fortune Natural Resources Corporation ("Fortune" or "the Company") sold its interest in the East Bayou Sorrel field, Iberville Parish, Louisiana to National Energy Group, Inc. for cash in the amount of $4,695,000. The properties sold consisted of the Company's interest in the Schwing #1 and #2 wells and all of the Company's leases, facilities and interests in the East Bayou Sorrel area of mutual interest, as such area is defined in the East Bayou Sorrel operating agreement. The sale is effective April 1, 1998. The sale closed on March 31, 1998, whereupon the Company received $4,535,000, which is net of ordinary closing adjustments.

         The Company's interest in the two productive wells at East Bayou Sorrel were pledged to secure the Company's Credit Facility with Credit Lyonnais. The total balance outstanding under the Credit Facility prior to this sale was $550,000. Concurrently with closing the sale of the East Bayou Sorrel field, the Company paid down the outstanding balance of the Credit Facility by $540,000. The Company plans to reinvest the remaining proceeds from the sale of East Bayou Sorrel into its exploration, development and property acquisition activities, including, for example, future anticipated exploration and development wells at its Espiritu Santo Bay and LaRosa 3D seismic exploration projects.

         The Schwing #1 and #2 wells began producing from permanent production facilities in January 1997 and June 1997, respectively. Although both wells have been shut-in since March 13, 1998 pending the repair of production facilities, they accounted for a significant portion of the Company's operations during 1997 and proved reserves as of December 31, 1997. A third well in the field, the Schwing #3, which spud October 9, 1997 was temporarily plugged and abandoned on March 5, 1998 pending further evaluation of the well's potential. The Company's share of this well is estimated to cost approximately $1 million as a result of difficult drilling conditions and mechanical problems encountered while drilling and attempting to complete the well. Selected financial information attributable to the Company's interest in the East Bayou Sorrel field as reported in its 1997 operating and financial results is as follows:

                                                           Year Ended
                                                       December 31, 1997
                                                       -----------------
       Production
           Oil (Bbls)                                          55,000
           Gas (Mcf)                                           78,000

       Oil and Gas Revenues                             $   1,241,000
       Production and Operating Expense                       205,000
       Provision for Depletion, Depreciation
          and Amortization*                                   430,000

                                                    As of December 31, 1997
                                                    -----------------------
       Estimated Net Reserve Quantities
       of Total Proved Reserves
           Oil (Bbls)                                         152,000
           Gas (Mcf)                                          204,000

         This represents 32% and 30% of the Company's oil and gas revenues and equivalent oil production and 23% of the Company's estimated quantities of equivalent proved oil reserves as of December 31, 1997. Consequently, the Company's revenues and cash flow from operations will decrease significantly in 1998 unless the production is replaced through successful exploration and development activities or through the acquisition of producing properties.



* Represents the estimated reduction in depreciation, depletion and amortization expense reported by the Company in 1997 that would have resulted from excluding the East Bayou Sorrel production and proved reserves.


                                       S2-2

RECENT STOCK AND OLD PUBLIC WARRANT PRICE

         Since January 1, 1998, the high and low closing prices of the Common Stock and the Old Public Warrants of the Company on the AMEX have been as follows:
                                                                     Old Public
                                                 Common Stock        Warrants
                                                --------------  ----------------
                                                 High     Low     High     Low

         1998
         First quarter through March 30, 1998   $2 5/8  $1 3/8  $  7/16  $  3/16


         On March 30, 1998, the closing price of the Common Stock on the AMEX was $1.94 per share and the Old Public Warrants was $0.25 per warrant.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") (File No. 1-12334) are incorporated in this Prospectus by reference and are made a part hereof:

1. Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 3, 1998.

2.   Current report on Form 8-K filed March 31, 1998.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to Fortune Natural Resources Corporation, 515 West Greens Road, Suite 720, Houston, Texas 77067. Attention: Dean W. Drulias, General Counsel (telephone (281) 872-1170).


                                       S2-3

ITEM 16.   EXHIBITS

         Number       Description

          10.1 Assignment and Bill of Sale dated March 31, 1998, between Fortune Natural Resources Corporation and National Energy Group, Inc. (incorporated by reference to Registrant's Form 8-K filed on March 31, 1998).

          10.2 Letter Agreement dated March 31, 1998, between Fortune Natural Resources Corporation and National Energy Group, Inc. (incorporated by reference to Registrant's Form 8-K filed on March 31, 1998).

          23.1*       Consent of KPMG Peat Marwick LLP



----------------
*Filed herewith


                                       S2-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 31, 1998.

                                  FORTUNE NATURAL RESOURCES CORPORATION


                                  By:  /s/  Tyrone J. Fairbanks
                                       ------------------------------------
                                       Tyrone J. Fairbanks
                                       President and Chief Executive Officer


                                  By:  /s/  J. Michael Urban
                                       ------------------------------------
                                       J. Michael Urban
                                       Vice President and Chief Financial
                                       and Accounting Officer


         In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following person in the capacities and on the dates stated.

          Name                           Title                        Date

/s/ Tyrone J. Fairbanks
----------------------------
    Tyrone J. Fairbanks          Chief Executive Officer
                                   and Director                   March 31, 1998


/s/ Dean W. Drulias
----------------------------
    Dean W. Drulias              Executive Vice President,
                                   General Counsel, Corporate
                                   Secretary and Director         March 31, 1998

    Graham S. Folsom*
----------------------------
    Graham S. Folsom             Director                         March 31, 1998


 William T. Walker, Jr.*
----------------------------
 William T. Walker, Jr.          Director                         March 31, 1998


      Barry Feiner*
----------------------------
      Barry Feiner               Director                         March 31, 1998



----------------------------
       Gary Gelman               Director                         March 31, 1998


   D. R. Shaughnessy*
----------------------------
   D. R. Shaughnessy             Director                         March 31, 1998


*By: /s/ Tyrone J. Fairbanks
     -----------------------
     Tyrone J. Fairbanks
     (Attorney-in-fact)


                                       S2-5